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                                  EXHIBIT 99.1

                      PRESS RELEASE DATED JANUARY 18, 2001


     RAVISENT Announces Agreement to Sell Consumer Electronics Business to
                               STMicroelectronics

LAS VEGAS -- Jan. 18, 2001 -- RAVISENT Technologies Inc. (NASDAQ: RVST), a provider of digital audio and video software solutions and Internet appliance technology, today announced an agreement to sell the assets of its Consumer Electronics (CE) business to STMicroelectronics (NYSE: STM), the leading system-on-chip supplier to the digital consumer electronics industry.

ST will invest approximately $55 million to acquire ownership of RAVISENT's CE assets, including the intellectual properties of the software CineMaster CE DVD technology, employees and technology developed by the company. As part of the transaction, RAVISENT will also license its Digital TV and Internet browser technology to ST. The transaction is subject to customary closing conditions, including regulatory approvals, and is currently expected to close in this quarter. Prior to this agreement, STMicroelectronics and RAVISENT have enjoyed successful product development cooperation, in addition to a joint sales and marketing relationship, for the consumer electronics industry.

"This acquisition is another important step for ST in offering a complete system-on-chip platform for digital consumer appliances. These acquired assets will strengthen ST's leading position in the areas of software, DVD, Digital TV and Web browsing, and will further enable the company to develop future platforms for Home and Portable multimedia terminals," said Philippe Geyres, Corporate Vice President and General Manager, Consumer and Microcontroller Groups, STMicroelectronics.

"The RAVISENT CE team and ST have been cooperating for several years and the excellent team work already in place will allow our existing customers to take immediate benefit from this operation. It also allows ST to win and support more business in the DVD, Set-Top Box and Digital TV markets. We are also looking forward to continuing our cooperation with RAVISENT in other emerging markets," said Philippe Lambinet, Group Vice-President of ST's Digital Video Division.

"This agreement is a validation of RAVISENT's technology offering in the consumer electronics industry," said Frank Wilde, CEO of RAVISENT. "Our technology has always been complementary to ST's vision of leading the digital video processors marketplace. The combination of ST's leadership in system-on-chip solutions for digital consumer and the newly acquired software expertise from RAVISENT will allow ST to expand its technology offering and continue to aggressively bring state-of-the-art technology to market."

The combination of RAVISENT's CineMaster CE DVD software product and STMicroelectronics' STi55xx OMEGA family of DVD decoder processors will provide
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advanced and complete DVD solutions for OEMs, allowing them to shorten their design cycle time and retain a high degree of flexibility in their design.

A conference call will be held on Thursday, January 18th at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). To access the call, please dial 800-627-7382 or 706-634-1995. An audio replay of the call will be available starting January 18th at approximately 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time), and will run until January 24th. To hear this replay, please dial 800-642-1687 or 706-645-9291 passcode 785541.

About RAVISENT Technologies Inc.
RAVISENT provides digital video, audio and Internet appliance technology to industry leading PC, Consumer Electronic and Internet Appliance OEMs, empowering them to deliver highly competitive, cost-effective products with a strong time-to-market advantage. RAVISENT software and intellectual property is contained in products from Compaq, Dell Computer, Gateway, Hewlett-Packard, Micron, Elsa, Matrox, Iomega, Fujitsu, Quantex, Sony, Tottori-Sanyo, Vestel, ATi Technologies, C-Cube, STMicroelectronics, Telecom Italia, and IPM. Founded in 1994, RAVISENT is a global company, headquartered in Malvern, Pennsylvania, with offices in San Jose, Seattle, Canada, Germany and Japan. More information about RAVISENT is available at www.ravisent.com.
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About STMicroelectronics
STMicroelectronics (formerly SGS-THOMSON Microelectronics) is a global independent semiconductor company, whose shares are traded on the New York Stock Exchange, on the Paris Bourse and on the Milan Stock Exchange. The Company designs, develops, manufactures and markets a broad range of semiconductor integrated circuits (ICs) and discrete devices used in a wide variety of microelectronic applications, including telecommunications systems, computer systems, consumer products, automotive products and industrial automation and control systems. In 1999, the Company's net revenues were $5.05 billion and net earnings were $547 million. ST's net revenues for the first nine months of 2000 were $5.62 billion and net income amounted to $990 million. Further information on ST can be found at www.st.com.
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All companies and product names mentioned herein are for identification purposes only and may be trademarks and/or registered trademarks of their respective companies.

This press release may contain certain forward-looking statements that relate to RAVISENT's future business and financial performance. Such statements are subject to a number of risks and uncertainties that may cause the actual events of future results to differ from those discussed herein. Such factors include, among others: RAVISENT's recent change in its business model, its limited operating history, fluctuating quarterly operating results, expectation of future losses, anticipated price declines in products, dependence on its current product lines, dependence on a small number of customers, lack of long-term commitments with customers, dependence on manufacturers and strategic relationships, product delays, the difficulty of protecting proprietary rights, the ability to manage growth and attract and retain additional personnel, the potential for defects in its products, risks from international operations, its ability to raise capital in the future,
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its dependence on the personal computer and consumer electronics industries, competition, its ability to manage technological change and respond to evolving industry standards, government regulation and Year 2000 software issues. Investors are advised to read RAVISENT's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results," for a fuller discussion of these and other risks and uncertainties.